Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20879, 333-20881, 333-91328, and 333-141669) of Ralcorp Holdings, Inc. of our report dated November 30, 2009, except as it relates to the condensed consolidating financial information discussed in Note 21, as to which the date is February 5, 2010, and except as it relates to the segment information as discussed in Note 19, as to which the date is April 5, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
April 5, 2010